EXHIBIT 10(r)

Joint Manufacturing & Marketing Agreement

Written Agreement:

Alpha ProTech Engineered Products, Inc. and Perma-R Products, Inc., agree to the terms and conditions as set forth in this agreement in relationship to housewrap.

Exclusivity & Time Frame:

Alpha ProTech agrees to manufacture and supply exclusively to Perma-R Products and Perma-R Products agrees to purchase and market exclusively for Alpha ProTech throughout North America all housewrap products. Alpha ProTech and Perma-R will review and evaluate the progress of housewrap at the end of 2007 with further reviews and evaluations every 3 years thereafter. During the initial 3 year period, Alpha ProTech requests a minimum of $5.0 Million in purchases of housewrap per year. Future purchases beyond the 3 years would be established and mutually agreed to during the review at the end of 2007. After each review and evaluation, the new purchasing volumes established will set precedence for future term agreements beyond the initial three years. At the end of any review period either party has the right on 120 days notice to discontinue the exclusivity aspect of the agreement.

Pricing:

The pricing will reflect two price levels based on the territory sold as described below and will be inclusive of freight and delivery charges in the continental United States. Any shipments outside of the continental United States will be F.O.B. Alpha ProTech’s shipping location. The initial pricing will be valid for one year from date of agreement so long as raw material prices do not adjust by more or less than 3.75% at any time during the first year. After the first year, any and all price changes will be awarded a 60 day notice from implementation of a price change. All initial custom plates are at the expense of Perma-R and all replacement plates after 5,000 rolls of printed material will be at the expense of Perma-R. Any damage or abuse to plates in between the initial plate and the printing of 5,000 or more rolls will be at the expense of Alpha ProTech. All pricing will be held in strict confidence and not shared with any employees outside of this agreement. Payment terms shall be Net 30 Days.

Zone 1 will be East of Texas, Oklahoma, Kansas, Nebraska, South Dakota and North Dakota.

Zone 2 will be West of Louisiana, Arkansas, Missouri, Iowa and Minnesota.

Code Listings:

Perma-R will be listed as an additional listee on the Alpha ProTech listing with ICC. The listing will be of similar origin as the Pactiv Listing NER-689 showing it as an equal product in every respect. The listing will be inclusive to cover all codes and requirements for use as a moisture barrier as well as an air infiltration barrier.

Service, Inventory & Delivery:

All new orders shall ship within 14 business days of plate arrival with repeat orders shipping in 14 business days from order placement. If the delivery date is not met and there is additional cost of expedited shipping to cover a customers needs, Alpha ProTech shall share in any additional freight cost above the normal cost of shipping. Emergency and hot rush orders shall ship within 3 business days of order placement. Perma-R will communicate with Alpha ProTech as to inventory requirements on a regular basis to cover three months usage. It is understood that any inventory on hand will be taken by Perma-R so long as the material is of merchantable condition. Alpha ProTech will offer technical as well as sales support at all times to any customer and/or staff of Perma-R as requested. Alpha ProTech will maintain an open door policy to any and all customers of Perma-R and the staff of Perma-R.

Quality:

Alpha ProTech will provide to Perma-R a product that will meet or exceed the industry standards for housewrap. Should there be a defective shipment, Alpha ProTech will ship new material within 2 business days and pay for all cost of transportation to and from the customers location. Shall any defective material be installed and have to be replaced in the field, Alpha ProTech shall share in the labor cost to replace the defective material. The product will be packed and shipped to arrive in the same quality as it is manufactured. All print quality will meet or exceed industry standards for housewrap.

Additional Insured:

Alpha ProTech shall have Perma-R Products listed as an additional insured for product liability in the amount of $2,000,000 on Alpha ProTech’s Product Liability coverage. Alpha Pro Tech agrees to reimburse Perma-R Products for any out of pocket expense including any reasonable attorneys fees that may occur, if liability is found to be that of Alpha Pro Tech and Perma-R Products agrees to reimburse Alpha Pro Tech for any out of pocket expense including any reasonable attorneys fees that may occur, if liability is found to be that of Perma-R Products.

Assignment of Agreement:

This Agreement is not assignable except: a)with the express written consent of the parties, which consent shall not be unreasonably withheld; or b)to a subsidiary or parent corporation of a party hereto.  In the event of a change in ownership or corporate structure this Agreement shall continue in full force and effect and shall be binding on the restructured entity or party under new ownership. If such a change occurs the parties shall notify one another within 60 days of such change taking place.

BY:

Alpha ProTech Engineered Products, Inc.	Perma-R Products, Inc.
301 S. Blanchard Street	P.O. Box 279
Valdosta, GA	Grenada, MS
31601	38902-0279

Danny Montgomery	Tim LeClair
By	By

/s/ Danny Montgomery	/s/ Tim LeClair
Signed	Signed

General Manager	CEO
Title	Title

January 26, 2005	January 28, 2005
Date	Date

/s/ Bruce Hayden	/s/ Delana Roberts
Witnessed	Witnessed

/s/ Barbara Tomlinson	/s/ Renee Wilbourn
Witnessed	Witnessed